Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated March 29, 2019, with respect to the financial statements of Tricida, Inc. incorporated by reference in the Registration Statement (Form S-1 No. 333-230657) and related Prospectus of Tricida, Inc. for the registration of its common stock.
/s/ Ernst & Young LLP
Redwood City, California
April 3, 2019